UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2020

FLOWSERVE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	1-13179	31-0267900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 N. O’Connor Blvd. , Suite 2300, Irving, Texas		75039
(Address of Principal Executive Offices)		(Zip Code)

(972) 443-6500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.25 Par Value	FLS	New York Stock Exchange
1.25% Senior Notes due 2022	FLS22A	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Amendment to Senior Credit Facility

On September 4, 2020, Flowserve Corporation, a New York corporation (the “Company”), entered into a first amendment (the “Amendment”) to that certain Credit Agreement, dated as of July 16, 2019, among the Company, Bank of America, N.A., as administrative agent, and the other lenders party thereto, as supplemented or otherwise modified from time to time (the “Credit Agreement”).

As disclosed in the Company’s Form 10-Q for the second quarter of 2020, filed with the Securities and Exchange Commission on July 30, 2020, the Company had approximately $1.3 billion of liquidity as of June 30, 2020, consisting of cash and cash equivalents of $561.7 million and $722.2 million of borrowings available under our Credit Facility. The Company also stated that it expects to be able to maintain adequate liquidity over the next 12 months as we manage through the current market environment in the wake of the COVID-19 pandemic. To that end, the Company proactively entered into the Amendment to provide greater flexibility in maintaining adequate liquidity in the event that the need to access the available borrowings under our Credit Facility should arise.

The Amendment, among other things, (i) replaces the existing leverage ratio financial covenant (the “Existing Leverage Covenant”) with a leverage ratio financial covenant that requires the Company’s ratio of consolidated funded indebtedness, minus the amount of all cash and cash equivalents on its balance sheet in excess of $250 million, to the Company’s Consolidated EBITDA, not to exceed 4.00 to 1.00 as of the last day of any quarter through and including December 31, 2021 (the “Covenant Relief Period”), (ii) amends the Existing Leverage Covenant to provide that it will not be tested until the quarter ending March 31, 2022, (iii) provides that the Existing Leverage Covenant, beginning March 31, 2022, cannot exceed 4.00 to 1.00 (or as increased to 4.50 to 1.00 in connection with certain acquisitions) and (iv) limits the Company’s ability to pay dividends and repurchase its shares of common stock, par value $1.25, during the Covenant Relief Period, to an amount not to exceed 115% of the total amount of dividends and share repurchases we made during the period commencing January 1, 2019 through and including June 30, 2020.

All other material terms of the Credit Agreement remain the same and are described in more detail in the Company’s Current Report on Form 8-K previously filed on July 19, 2019, relating to the Credit Agreement.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of, and should be read in conjunction with, the Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	First Amendment to Credit Agreement, dated September 4, 2020, among Flowserve Corporation, Bank of America, N.A., as administrative agent, and the other lenders referred to therein.

104	The cover page from Flowserve Corporation’s Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWSERVE CORPORATION

Dated: September 8, 2020	By:	/s/ LANESHA T. MINNIX
Lanesha T. Minnix
Senior Vice President, Chief Legal Officer and Corporate Secretary